Exhibit 10.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is made and entered into as of December 18, 2009 by and among James Construction Group, LLC, a Florida limited liability company (“Target”), Michael D. Killgore, as Sellers’ Representative, and each of the persons listed under the caption “Stockholders” on Exhibit A attached hereto (each, a “Stockholder” and collectively, the “Stockholders”).  The Stockholders are stockholders of Primoris Services Corporation, a Delaware corporation (the “Company”).  Target, Sellers and Stockholders are referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.            As of December 18, 2009, the Company, the Target, the members of Target and Michael D. Killgore, as Sellers’ Representative, have entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the purchase of all of the limited liability company interests of Target by the Company.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B.            As of the date hereof, each Stockholder owns beneficially and has the right to vote (including shares subject to a proxy provided to Brian Pratt) or to direct the vote of the number of shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares and any shares of which beneficial ownership and the right to vote or to direct the vote of that are hereafter acquired by any of the Stockholders, whether by purchase, conversion, exercise or otherwise, prior to the termination of this Agreement are referred to herein as the “Shares”).

C.            As a condition to the consummation of the Purchase Agreement, the Stockholders have agreed to enter into this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Voting of Shares.

1.1           Obligation to Vote in Favor of the Conversion of the Buyer Shares.  During the term of this Agreement, each Stockholder agrees to vote (or cause to be voted) the Shares over which he or it has the right to vote or to direct the vote of, in favor of the conversion of the Buyer Shares to Company Common Stock at any meeting of the holders of the Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock.

1.2           Term of Agreement.  The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the date the stockholders of the Company approve the conversion of the Buyer Shares to Company Common Stock at any meeting of the holders of the Company Common Stock, however called, or by written consent.

1.3           Obligations as Director and/or Officer.  Nothing in this Agreement shall be deemed to limit or restrict any director or officer of the Company from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a Stockholder of the Company and shall not apply to his or her actions, judgments or decisions as a director or officer of the Company if he or she is such a director or officer.

1.4           Disclosure.  The Stockholders hereby agree that the Company is permitted to publish and disclose in the Proxy Statement and any other form, document or schedule filed with the SEC, and any press release or other disclosure document which Buyer and Sellers reasonably determine to be necessary or desirable in connection with the Purchase Agreement and any transactions related thereto, the Stockholders’ identity and ownership of the Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement.

1.5           Transfer.  No Stockholder shall transfer any Shares if such transfer will result in an excess of 200,000 shares of Company Common Stock, in aggregate, being sold by the Stockholders after the date hereof unless the transferee agrees in writing to be bound to the terms and conditions of this Agreement.

2.             Representations and Warranties; Covenants of the Stockholders.  Each Stockholder hereby severally represents warrants and covenants as follows:

2.1           Authorization.  Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder.  This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by the Company, the Sellers and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

2.2           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Laws applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b)           The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

2.3           Title to Shares.  Such Stockholder is the legal and beneficial owner of its Shares, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

3.             General Provisions.

3.1           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.1):

(a)           If to the Company or to any Stockholder:

Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, CA  92630
Attention:  General Counsel
Facsimile:  949-595-5544

with a mandatory copy to

Rutan & Tucker, LLP
611 Anton Blvd., Suite 1400
Costa Mesa, CA 92626
Telephone:        (714) 641-5100
Facsimile:         (714) 546-9035
Attn:       George Wall, Esq.

(b)           If to the Sellers then to the Sellers’ Representative:

Michael D. Killgore
James Construction Group
11200 Industriplex Boulevard
Baton Rouge, LA 70809
Telephone:        (225) 241-3211
Facsimile:         (225) 295-4838

with a mandatory copy to:

Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, L.L.P.
Post Office Box 3513 (70821)
Suite 1800, One American Place
Baton Rouge, Louisiana 70802
Telephone:        (225) 382-3414
Facsimile:         (225) 215-4014
Attn: G. Blane Clark, Jr.

3.2           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.3           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

3.4           Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

3.5           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

3.6           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3.7           Arbitration.  Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Harris County, Texas.

(a)           Judicial Arbitration and Mediation Services.  The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) in its Harris office.

(b)           Arbitrator.  The arbitrator shall be a retired superior or appellate court judge of the State of Texas affiliated with JAMS.

(c)           Provisional Remedies and Appeals.  Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.  The award of the arbitrator shall be binding, final, and nonappealable.

(d)           Enforcement of Judgment.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The award of the arbitrator shall be binding, final, and nonappealable.

(e)           Discovery.  The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law.  All discovery disputes shall be resolved by the arbitrator.

(f)            Consolidation.  Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator.  Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

(g)           Power and Authority of Arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

(h)           Governing Law.  All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of Delaware.  Any action brought to enforce the provisions of this Section shall be brought in the Harris County Superior Court.  All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by Delaware law.

(i)            Costs.  The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties in the first instance.  Upon issuance of an award, costs shall be awarded to the prevailing party.

3.8           Attorneys’ Fees.  If a party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision.  The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party.  For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery and (5) bankruptcy litigation.

3.9           Submission to Jurisdiction.  Subject to the provisions of Section 3.7 above, each of the Parties submits to the exclusive jurisdiction of any federal court sitting in the State of Texas, County of Harris, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7 of the Purchase Agreement.  Nothing in this Section 3.9, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

3.10         No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.11         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.12         Purchase Agreement.  All references to the Purchase Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

3.13         Certain Events.  The Stockholders agree that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, any such Stockholders’ spouses, trustees, beneficiaries, heirs, guardians, administrators or successors.  Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.  This Agreement and the obligations hereunder, so long as any Stockholder is an individual, will survive the death, incompetency and disability of such Stockholder or any other individual holder of the Shares, so long as any Stockholder is an entity, will survive the merger or reorganization of such Stockholder, so long as any Stockholder is a trust, will survive the dissolution of such Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TARGET:		James Construction Group, LLC

	By:	/s/ Michael D. Killgore

STOCKHOLDERS:		/s/ Brian Pratt
Brian Pratt

/s/ John P. Schauerman
John P. Schauerman

/s/ Timothy R. Healy
Timothy R. Healy

Summers Trust

	By:	/s/ Scott Summers
Scott Summers, Trustee

/s/ Mark Thurman
Mark Thurman

SELLERS’ REPRESENTATIVE:		/s/ Michael D. Killgore
Michael D. Killgore,
as Sellers’ Representative

EXHIBIT A

STOCKHOLDERS

Name and Address	Number of Shares

Brian Pratt
26000 Commercenter Drive
Lake Forest, CA 92630	15,732,508

John P. Schauerman
26000 Commercenter Drive
Lake Forest, CA 92630	1,281,462

Timothy R. Healy
26000 Commercenter Drive
Lake Forest, CA 92630	518,545

Summers Family Trust
26000 Commercenter Drive
Lake Forest, CA 92630	1,352,986

Mark Thurman
26000 Commercenter Drive
Lake Forest, CA 92630	53,643